Exhibt 10.2

Partner Agreement Between

OZ Advisors LP and Jeffrey C. Blockinger

This Partner Agreement dated as of February 27, 2012 (as amended, modified, supplemented or restated from time to time, this “Agreement”) reflects the agreement of OZ Advisors LP (the “Partnership”) and Jeffrey C. Blockinger (the “Limited Partner”) with respect to certain matters concerning (i) the annual grant by the Partnership to the Limited Partner of Class D Common Units under the Amended and Restated Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (as amended, modified, supplemented or restated from time to time, the “Plan”), and (ii) his rights and obligations under the Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 30, 2009 (as amended, modified, supplemented or restated from time to time, the “Limited Partnership Agreement”). This Agreement shall be a “Partner Agreement” (as defined in the Limited Partnership Agreement). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Limited Partnership Agreement.

1. Annual Grants of Class D Common Units to the Limited Partner.

(a) Award of Class D Common Units. Commencing with fiscal year 2012 and prior to the Limited Partner’s Special Withdrawal or Withdrawal, and subject to the terms and conditions set forth herein, the Limited Partner shall receive a grant of a number of Class D Common Units equal to the Class D Unit Equivalent Amount (as defined in Section 1(b) below) on or about December 31 of each such fiscal year (each such date, an “Unit Grant Date” and such Class D Common Units, the “Award Class D Common Units”); provided, however, that, in order to be eligible to receive any Award Class D Common Units on any Unit Grant Date, the Limited Partner shall not have been subject to a Withdrawal or Special Withdrawal on or before the last day of such fiscal year. Subject to the other provisions of this Section 1(a), the first such grant of Award Class D Common Units shall be made on or about December 31, 2012. The Compensation Committee of the Board of Directors of Och-Ziff Capital Management Group LLC has approved any such award of Award Class D Common Units that may be made as described in this Section 1. For any Unit Grant Date on which the Limited Partner is eligible to receive Award Class D Common Units in accordance with the foregoing provisions of this Section 1(a), the General Partner shall designate a new series of Class D Common Units pursuant to the provisions of Section 3.1(f) of the Limited Partnership Agreement and the Partnership shall issue a number of Class D Common Units of such series equal to the Class D Unit Equivalent Amount to the Limited Partner pursuant to and subject to the Plan on such Unit Grant Date and the General Partner shall cause the Limited Partner to be named as the holder of such Award Class D Common Units in the books of the Partnership. Upon such issuance, the portion of the Limited Partner’s Capital Account balance attributable to such Award Class D Common Units shall be $0 (zero dollars). Upon issuance, any such Award Class D Common Units shall be designated as “Original Common Units” of the Limited Partner (for purposes of the Limited Partnership Agreement) by the General Partner and the rights, duties and obligations of the Limited Partner with respect to such Award Class D Common Units under the Limited Partnership Agreement shall, except to the extent modified by the terms of this Agreement, be the same as those applicable to his Class A Common Units thereunder.

(b) Class D Unit Equivalent Amount. For purposes of this Section 1:

(i) the term “Class D Fair Market Value” shall mean the average of the closing price on the New York Stock Exchange of Och-Ziff Capital Management Group LLC’s Class A Shares for the ten trading day period beginning (and including) December 11 (or the next trading day in the event that December 11 is not a trading day) of the year to which the award relates.

(ii) the term “Class D Unit Equivalent Amount” shall mean the quotient of $600,000 divided by the Discounted Fair Market Value, rounded to the nearest whole number.

(iii) the term “Discounted Fair Market Value” shall mean the Class D Unit Fair Market Value reduced by ten percent (10%) thereof.

For example, if the average closing price of Class A Shares for the ten trading day period beginning December 11 of such fiscal year is $25 per share, then the Limited Partner would receive an award of 26,667 Class D Common Units ($600,000 / $22.50 = 26,667 Class D Common Units).

2. Withdrawal and Vesting Provisions.

(a) Award Class D Common Units. The following changes shall apply to the provisions of Sections 2.13(g), 8.3(a) and 8.4(b) of the Limited Partnership Agreement with respect to the Limited Partner and his Related Trusts, if any, and his or their Award Class D Common Units: (i) their Award Class D Common Units shall be treated as Class A Common Units thereunder, (ii) thirty-three and one-third percent (33-1/3%) of the number of such Award Class D Common Units granted on each Unit Grant Date shall vest on each of the first three anniversaries of such Unit Grant Date, subject to the other terms hereof, (iii) if any Award Class D Common Units are reallocated thereunder, each Award Class D Common Unit shall automatically convert into a Class A Common Unit upon such reallocation but shall remain subject to the same vesting requirements as such Award Class D Common Units had been before the Limited Partner’s Withdrawal, and (iv) the definition of “Withdrawal” shall be deemed amended to exclude clause (B) of Section 8.3(a)(i) of the Limited Partnership Agreement. Subject to clause (iv) of the foregoing sentence, the Annual Award Class D Common Units granted on any Unit Grant Date which have not yet vested shall cease to vest and shall be reallocated in the event of a Withdrawal prior to the third anniversary of such Unit Grant Date as otherwise set forth in Section 8.3(a)(ii) of the Limited Partnership Agreement.

(b) Cross-References. References in the Limited Partnership Agreement to Sections thereof (including Sections 2.13(b), 2.13(g), 8.3(a) and 8.4(b)) that are modified by this Agreement shall be deemed to refer to such Sections as modified hereby.

3. Distributions. In connection with any Award Class D Common Units, the Limited Partner shall be entitled to receive distributions from the Partnership in respect of such Award Class D Common Units with respect to the income earned by the Partnership beginning in the fourth quarter of the fiscal year with respect to which such Award Class D Common Units were granted, which in each case are equivalent to those generally distributable to the Partners of the Partnership in respect of their Common Units.

4. Acknowledgment. The Limited Partner acknowledges that he has been given the opportunity to ask questions of the Partnership and has consulted with counsel concerning this Agreement to the extent the Limited Partner deems necessary in order to be fully informed with respect thereto.

5 Miscellaneous.

(a) This Partner Agreement does not supersede or replace any Partner Agreements entered into by the Limited Partner prior to the date hereof, which Partner Agreements shall continue in effect in accordance with their terms.

(b) Any notice required or permitted under this Agreement shall be given in accordance with Section 10.10 of the Limited Partnership Agreement.

(c) Except as specifically provided herein, this Agreement cannot be amended or modified except by a writing signed by both parties hereto.

(d) This Agreement and any amendment hereto made in accordance with Section 5(c) hereof shall be binding as to executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Limited Partner, and may be executed in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

(e) If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner which shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

(f) The failure by any party hereto to enforce at any time any provision of this Agreement, or to require at any time performance by any party hereto of any provision hereof, shall in no way be construed as a waiver of such provision, nor in any way affect the validity of this Agreement or any part hereof, or the right of any party hereto thereafter to enforce each and every such provision in accordance with its terms.

(g) The Limited Partner acknowledges and agrees that, in the event of any conflict between the terms of the Limited Partnership Agreement and the terms of this Agreement with respect to the rights and obligations of the Limited Partner, the terms of this Agreement shall control. Except as specifically provided herein, this Agreement shall not otherwise affect any of the terms of the Limited Partnership Agreement.

IN WITNESS WHEREOF, this Partner Agreement is executed and delivered as of the date first written above by the undersigned, and the undersigned do hereby agree to be bound by the terms and provisions set forth in this Partner Agreement.

GENERAL PARTNER:

OCH-ZIFF HOLDING CORPORATION, a Delaware corporation

By:	/s/ Joel Frank

Name:	Joel Frank
Title:	Chief Financial Officer

THE LIMITED PARTNER:

/s/ Jeffrey C. Blockinger
Jeffrey C. Blockinger

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